EXHIBIT 14.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
AstraZeneca PLC

We hereby consent to the incorporation by reference in the registration statements (No. 33-83774 and No. 333-114165) on Form F-3 and the registration statements (No. 333-09060, No. 333-09062, No. 333-65362, No. 333-65366, No. 333-12310, No. 333-12426, No. 333-12428, No. 333-13328 and No. 333-13918) on Form S-8 of AstraZeneca PLC of our report dated January 27, 2005 with respect to the consolidated group balance sheets of AstraZeneca PLC and subsidiaries as of December 31, 2004 and 2003 and the related consolidated group profit and loss accounts, consolidated group statements of total recognised gains and losses and consolidated statements of group cash flow for each of the years in the three-year period ended December 31, 2004 which report appears in the 2004 Annual Report on Form 20-F of AstraZeneca PLC.

/s/ KPMG Audit Plc

KPMG Audit Plc, London
18 March 2005